EXHIBIT I

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A common stock, par value $0.001 per share, of Bioventus Inc., will be filed on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 7, 2022

Smith & Nephew plc

By:	/s/ Susan M. Swabey
	Name:	Susan Margaret Swabey
	Title:	Company Secretary

Smith & Nephew USD Limited

By:	/s/ Susan M. Swabey
	Name:	Susan Margaret Swabey
	Title:	Director

Smith & Nephew, Inc.

By:	/s/ Elizabeth M. Mitchell
	Name:	Elizabeth M. Mitchell
	Title:	Secretary